Exhibit 99.1

               Baldwin Reports Earnings for Q1 of FY'08

    SHELTON, Conn.--(BUSINESS WIRE)--Oct. 30, 2007--Baldwin Technology Company, Inc. (AMEX: BLD), a global leader in process automation technology for the printing industry, announced today that net sales for its first fiscal quarter ended September 30, 2007 increased by approximately $10.7 million, or 25%, to $53.9 million, from $43.2 million for the first quarter in the prior fiscal year. Currency exchange rates had a favorable impact on sales of approximately $1.7 million in the period.

    Net income for the quarter was $1.0 million, or $0.07 per basic and diluted share, compared to $1.3 million, or $0.09 per basic and $0.08 per diluted share, for the same quarter in the prior fiscal year. Included in net income in the current quarter was the impact of a change in German tax law that increased the current period tax provision by $.4 million and reduced EPS by $.02 per share.

    Orders for the quarter were $60.9 million, an increase of 33% over the $45.9 million of orders for the first quarter of fiscal year 2007. Backlog was $59.6 million on September 30, 2007, $6.9 million higher than the June 30, 2007 backlog of $52.7 million.

    President and Chief Executive Officer Karl Puehringer stated, "We are pleased with the start of our 2008 fiscal year. Sales and operating income were in line with our expectations. The Baldwin Oxy-Dry integration continues to be on schedule and on budget. Activities in the graphic arts market remain good, and we are well-positioned to continue to strengthen our relationships with major customers and expand our business opportunities in emerging countries. Backlog has grown to nearly $64 million through the date of this release.

    Gross margins in our legacy operations continue to meet expectations with a strong focus on strategic sourcing and productivity improvements. We are driving these same initiatives to improve the margins at the former Oxy-Dry operations."

    John Jordan, Vice President and Chief Financial Officer, said, "The Company is also pleased with achieving improvement in its operating income margins this quarter. Operating expenses as a percentage of sales decreased from 28.1% in the first quarter of fiscal 2007 to 26.1% in the current quarter.

    A change in tax law in Germany reduced the value of German deferred tax assets on the balance sheet, which required an additional tax provision in the current quarter. Absent that additional tax provision, our tax rate would have remained approximately the same as the rate in the first quarter of fiscal 2007. In addition, as required, the Company adopted FIN 48 as of July 1, 2007, which caused a one time reduction primarily in the deferred tax asset and shareholders' equity accounts in the balance sheet.

    Although working capital decreased during the quarter, it was not in line with our objectives due to the inventory buildup for impending shipments and timing of accounts receivable collections. We maintain our intense focus on driving cash from working capital," concluded Mr. Jordan.

    The Company will host a conference call to discuss the financial results and business outlook today, October 30th at 11 a.m. Eastern Time. Call in information is available on the Company's website at http://www.baldwintech.com under the Investor Relations section. Interested investors are encouraged to log onto the website and participate in the call or access the webcast of the call. Participating in the call will be Baldwin President and CEO Karl S. Puehringer and Vice President and CFO John Jordan.

    A replay audiotape of the conference call, in its entirety, will be available one hour after the end of the call and will be available until Tuesday, November 6 at 9:59 p.m. Central Time. To hear that replay, call toll free (866) 360-7721 in the U.S. or (203) 369-0173 from outside the U.S. A live and archived webcast will be available on the Internet for 90 days through the Investor Relations section of the Baldwin website at www.baldwintech.com.

    In other news, the Company noted that it will hold its Annual
Meeting of Stockholders at the Marriott in Shelton, Connecticut on Tuesday, November 13 at 10 a.m.

    About Baldwin

    Baldwin Technology Company, Inc. is a leading global supplier of process automation technology for the printing and publishing industry. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Connecticut, the Company has sales and service centers, product development and manufacturing operations in the Americas, Asia and Europe. Baldwin's technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. With a widely recognized reputation for advanced pressroom technology, Baldwin has more than 100 patents as well as several GATF Intertech awards and Fogra certifications.



                   Baldwin Technology Company, Inc.
             Condensed Consolidated Statements of Income
                (In thousands, except per share data)
                             (unaudited)
                                                      Quarter ended
                                                       September 30,
                                                     -----------------
                                                       2007     2006
                                                     -------- --------
Net sales                                            $53,929  $43,207
Cost of goods sold                                    36,683   28,945
                                                     -------- --------
Gross profit                                          17,246   14,262
Operating expenses                                    14,094   12,147
                                                     -------- --------
Operating income                                       3,152    2,115
Interest expense                                         770      224
Interest income                                          (68)     (31)
Other expense (income), net                               72     (226)
                                                     -------- --------
Income from operations before income taxes             2,378    2,148
Provision for income taxes                             1,339      822
                                                     -------- --------
Net Income                                             1,039    1,326
                                                     ======== ========
Net Income per share - basic                         $  0.07  $  0.09
                                                     ======== ========
Net Income per share - diluted                       $  0.07  $  0.08
                                                     ======== ========
Weighted average shares outstanding:
     Basic                                            15,435   15,003
                                                     ======== ========
     Diluted                                          15,872   15,726
                                                     ======== ========




                Condensed Consolidated Balance Sheets
                      (In thousands, unaudited)
                                          September 30,     June 30,
Assets                                         2007           2007
                                         ----------------  -----------
  Cash and equivalents                  $          11,720 $     17,375
  Trade receivables                                47,708       47,863
  Inventory                                        34,794       30,384
  Prepaid expenses and other                        8,517        7,364
                                        ----------------- ------------
Total current assets                              102,739      102,986

Property, plant and equipment                       5,409        5,375
Intangible assets                                  37,335       35,910
Other assets                                       10,221       12,909
                                        ----------------- ------------
Total assets                                      155,704      157,180
                                        ================= ============

Liabilities
  Loans payable                         $           2,611 $      3,249
  Current portion of long-term debt                 2,917        2,501
  Other current liabilities                        62,847       61,673
                                        ----------------- ------------
Total current liabilities                          68,375       67,423

Long-term debt                                     24,388       26,929

Other long-term liabilities                         8,486        8,288
                                        ----------------- ------------

Total liabilities                                 101,249      102,640

Shareholders' equity                               54,455       54,540
                                        ----------------- ------------

Total liabilities and shareholders'
 equity                                 $         155,704 $    157,180
                                        ================= ============


    CAUTIONARY STATEMENT--This release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Item 1A "Risk Factors" to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

    CONTACT: Baldwin Technology Company, Inc.
             Helen P. Oster, 203-402-1004